Exhibit 1.1

Execution Version

Bristol-Myers Squibb Company

$750,000,000 Senior Floating Rate Notes due 2020
$1,000,000,000 2.550% Senior Notes due 2021
$500,000,000 Senior Floating Rate Notes due 2022
$1,500,000,000 2.600% Senior Notes due 2022
$3,250,000,000 2.900% Senior Notes due 2024
$2,250,000,000 3.200% Senior Notes due 2026
$4,000,000,000 3.400% Senior Notes due 2029
$2,000,000,000 4.125% Senior Notes due 2039
$3,750,000,000 4.250% Senior Notes due 2049

PURCHASE AGREEMENT

May 7, 2019

May 7, 2019

Morgan Stanley & Co. LLC

Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

As Representatives of the Initial Purchasers

c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010

Wells Fargo Securities, LLC
550 South Tryon Street
Charlotte, North Carolina 28202

Ladies and Gentlemen:

Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) $750,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2020 (the “2020 Notes”), $1,000,000,000 aggregate principal amount of its 2.550% Senior Notes due 2021 (the “2021 Notes”), $500,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2022 (the “2022 Floating Rate Notes”), $1,500,000,000 aggregate principal amount of its 2.600% Senior Notes due 2022 (the “2022 Fixed Rate Notes”), $3,250,000,000 aggregate principal amount of its 2.900% Senior Notes due 2024 (the “2024 Notes”), $2,250,000,000 aggregate principal amount of its 3.200% Senior Notes due 2026 (the “2026 Notes”), $4,000,000,000 aggregate principal amount of its 3.400% Senior Notes due 2029 (the “2029 Notes”), $2,000,000,000 aggregate principal amount of its 4.125% Senior Notes due 2039 (the “2039 Notes”) and $3,750,000,000 aggregate principal amount of its 4.250% Senior Notes due 2049 (the “2049 Notes”, and together with the 2020 Notes, the 2021 Notes, the 2022 Floating Rate Notes, the 2022 Fixed Rate Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes and the 2039 Notes, the “Notes”). Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC have agreed to act as the Representatives of the several Initial Purchasers (the “Representatives”) in connection with the offering and sale of the Notes.

The Securities (as defined herein) will be issued under an indenture dated as of June 1, 1993, as supplemented by the tenth supplemental indenture, to be dated as of May 16, 2019 (collectively, the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York) (as successor to JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank, formerly The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association)))), as Trustee (the “Trustee”).

The Securities are being issued to finance a portion of the purchase price for the Company’s acquisition of Celgene Corporation, a Delaware corporation (“Celgene”) to the extent set forth in, and pursuant to the Agreement and Plan of Merger, dated as of January 2, 2019 (the “Merger Agreement”), by and among the Company, Burgundy Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Celgene. Subject to the conditions contained in the Merger Agreement, Celgene will merge with and into Merger Sub, with Celgene continuing as the surviving entity and as a wholly owned subsidiary of the Company (the “Merger”). From or promptly following the date that the Merger is consummated (the “Merger Date”), if the Exchange Offers (as defined below) have been terminated or not otherwise consummated and the Notes remain outstanding, the Notes will be guaranteed (the “Guarantee”), on an unsecured and unsubordinated basis by Celgene (in such capacity, the “Guarantor”) in accordance with the terms of the Indenture, as described in the Preliminary Offering Memorandum. The Notes and the Guarantee attached thereto (if any) are herein collectively referred to as the “Securities”.

Concurrently with the offering of the Securities, the Company (1) made offers (the “Exchange Offers”) for the outstanding $19.85 billion aggregate principal amount of senior notes issued in nineteen series by Celgene (the “Existing Celgene Notes”) in exchange for newly issued notes of a like principal amount, tenor and coupon as the respective series of Existing Celgene Notes (collectively, the “New Bristol-Myers Exchange Notes”) as set forth in a separate offer to exchange dated April 17, 2019 (the “Exchange Offering Memorandum”) and (2) has solicited consents (the “Consents”) from the holders of the each series of Existing Celgene Notes amendments with respect to the Existing Celgene Notes and their corresponding indentures (the “Celgene Indentures”) on the terms set forth in the Exchange Offering Memorandum. The transactions described in subclauses (1) and (2) above are referred to collectively as the “Concurrent Transactions.” Subject to the terms and conditions set forth in the Exchange Offering Memorandum, if Consents are received from the holders of a majority in principal amount of the Celgene Notes and are accepted by the Company, Celgene and the applicable trustee will execute supplements to each of the Celgene Indentures which will contain the proposed amendments (the “Amendments”).

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Time of Sale Memorandum (as defined herein) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Time of Sale Memorandum (the first time when sales of the Securities are made is referred to as the “Time of Sale”). The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”) and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”).

The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”) between the Company and the Representatives on behalf of the several Initial Purchasers, pursuant to which the Company will agree to file with the U.S. Securities and Exchange Commission (the “Commission”) (i) a registration statement under the Securities Act of 1933 (the “Securities Act”, and such registration statement, the “Exchange Offer Registration Statement”) relating to the Securities of each series in a like aggregate principal amount as the Company issued under the Indenture (subject to any reductions in aggregate principal amount pursuant to the terms of the Indenture), identical in all material respects to the Securities of each such series and registered under the Securities Act (the “Exchange Notes” and if and to the extent that the Guarantor has provided the Guarantee prior to the time the Exchange Offer Registration Statement is filed (the “Exchange Guarantees”) and the Exchange Notes, together with the Exchange Guarantees (if any), the “Exchange Securities”), to be offered in exchange for the Securities of each such series (such offer to exchange being referred to as the “Registered Exchange Offer”) and/or, in certain circumstances (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Resale Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, the “Registration Statements”) relating to the resale by certain holders of the Securities of each series and to use their commercially reasonable efforts to cause such Registration Statements to be declared and remain effective and usable for the periods specified in the Registration Rights Agreement and to consummate the Registered Exchange Offer.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum”) including or incorporating by reference a description of the terms of the Securities, the terms of the offering and a description of the Company. For purposes of this Agreement, “Free Writing Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities and is made by means other than the Preliminary Memorandum or the Final Memorandum; “Additional Written Offering Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Securities or of the offering of the Securities; “Time of Sale Memorandum” means the Preliminary Memorandum with any Additional Written Offering Communication existing at the Time of Sale and the information which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule II hereto under the caption Time of Sale Information; “Supplemental Marketing Material” means the Additional Written Offering Communication specified in Schedule II hereto under the caption Supplemental Marketing Material; and “General Solicitation” means any offer to sell or solicitation of an offer to buy the Securities by any form of general solicitation or advertising (as those terms are used in Regulation D under the Securities Act). As used herein, the terms Preliminary Memorandum, Time of Sale Memorandum and Final Memorandum shall include the documents, if any, incorporated by reference therein on the date hereof. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.             Representations and Warranties. The Company represents and warrants to, and agrees with, you that:

(a)          (i) Each document, if any, filed or to be filed by the Company pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) to the knowledge of the Company, each document, if any, filed or to be filed by Celgene pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (iii) the Time of Sale Memorandum as of the Time of Sale does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) any Supplemental Marketing Material prepared, used or referred to by the Company, when considered together with the Time of Sale Memorandum, as of the Time of Sale did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (v) the Final Memorandum, as of its date and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, Additional Written Offering Communication or General Solicitation based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein provided that the parties hereto agree that the only such information provided by the Initial Purchasers to the Company consists of the sixth paragraph and the seventh paragraph under the heading “Plan of Distribution” in the Time of Sale Memorandum and the Final Memorandum (such information, the “Initial Purchaser Information”). The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(b)         Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, including electronic road shows, if any, furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Additional Written Offering Communication.

(c)         The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Time of Sale Memorandum.

(d)         The Company has an authorized capitalization as set forth in the Time of Sale Memorandum, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.

(e)         This Agreement has been duly authorized, executed and delivered by the Company.

(f)         The Notes have been duly authorized by the Company, and if required by the Indenture on or after the Merger Date, the Guarantee will be duly authorized by the Guarantor, and when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, and assuming the due authorization, execution and delivery by the Trustee, will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Company (and the Guarantor, as the case may be), enforceable against the Company (and the Guarantor, as the case may be) in accordance with their terms and the terms of the Indenture, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles; the Exchange Notes will be duly and validly authorized by the Company, the Company shall cause the Guarantor to duly and validly authorize the Exchange Guarantee if the Guarantees are then required by the Indenture, and when the Exchange Securities are executed and authenticated in accordance with the terms of the Indenture, the Exchange Securities will have been duly executed and delivered by the Company (and the Guarantor, as the case may be), will be entitled to the benefits of the Indenture, and will constitute valid and binding obligations of the Company (and the Guarantor, as the case may be) enforceable in accordance with their terms and the terms of the Indenture, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(g)         Each of the Indenture and the Registration Rights Agreement has been duly authorized by the Company (and will be duly authorized by the Guarantor following the Merger Date, if such documents are required to be entered into by the Guarantor by the terms thereof) and when executed and delivered by the Company (and the Guarantor, as the case may be), and will each be a valid and binding agreement of, the Company (and the Guarantor, as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law.

(h)         None of the issuance and sale of the Securities, execution, delivery and performance by the Company of its obligations under this Agreement, the Indenture or the Registration Rights Agreement or consummation of the transactions contemplated thereby or by the Time of Sale Memorandum or the Final Memorandum (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, except for such breaches, violations and defaults that individually and in the aggregate would not reasonably be expected to have a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries; (ii) result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Company; or (iii) result in any violation of any law, statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties, except for such breaches, violations and defaults that individually and in the aggregate would not reasonably be expected result in a material adverse change in the financial condition of the Company or its subsidiaries; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issuance and sale of the Securities, the execution, delivery and performance by the Company of this Agreement, the Indenture and the Registration Rights Agreement and the transactions contemplated hereby and thereby, except in each case (1) such as the Company is not required to have obtained or made as of the date hereof, but will have been obtained prior to the Closing Date or, to the extent applicable, within the prescribed period under applicable law; (2) such as have been obtained (or in the case of a filing, made) and are in full force and effect; and (3) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the transactions contemplated thereby, and solely in connection with the Company’s obligations under the Registration Rights Agreement, the federal securities laws.

(i)           The Securities and the Indenture, when executed and delivered, will conform, in all material respects, to the descriptions thereof in the Time of Sale Memorandum and the Final Memorandum.

(j)          Neither the Company nor any of its Significant Subsidiaries, as defined in Rule 1-02 (w) of Regulation S-X under the Securities Act (the “Significant Subsidiaries”), nor (ii) to the Company’s knowledge, Celgene and each of Celgene’s subsidiaries that will constitute, upon consummation of the Merger, a “significant subsidiary” of the Company as defined in Rule 1-02 (w) of Regulation S-X under the Securities Act, has sustained since the date of the latest audited financial statements included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in Time of Sale Memorandum and the Final Memorandum; and, since the respective dates as of which information is given in the Time of Sale Memorandum and the Final Memorandum, there has not been any change in the capital stock or long-term debt of the Company or any of its Significant Subsidiaries (or to the Company’s knowledge, any such changes with respect to Celgene and its subsidiaries) or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries (or to the Company’s knowledge, any such changes with respect to Celgene and its subsidiaries), otherwise than as set forth or contemplated in the Time of Sale Memorandum and the Final Memorandum.

(k)         Neither the Company nor any of its Significant Subsidiaries is in violation of its Certificate of Incorporation or By-laws (or equivalent organizational documents) or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in each case as would not individually and in the aggregate reasonably be expected to result in a material adverse change in the financial condition of the Company and its Significant Subsidiaries.

(l)          Except as otherwise disclosed in the Time of Sale Memorandum and the Final Memorandum, neither the Company nor any of its Significant Subsidiaries (i) is in violation of any law, statute, or any rule, regulation, decision or order of any governmental agency or body or any court, in any case relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”); (ii) owns or operates any real property which, to its knowledge, is contaminated with any substance that is subject to any environmental laws; (iii) is, to its knowledge, liable for any off-site disposal or contamination pursuant to any environmental laws; or (iv) has received any written notice of any claim under any environmental laws and the Company is not aware of any pending investigation that could reasonably be expected to lead to such a claim, in each such case, which violation, contamination, liability or claim would, individually or in the aggregate, result in a material adverse change in the financial condition of the Company and its subsidiaries.

(m)        The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(n)         Except as would not individually and in the aggregate reasonably be expected to have a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, the Company and the Company’s directors or officers, in their capacities as such, are in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(o)         The pro forma financial statements, including the notes thereto, of the Company contained in the Company’s Current Reports on Form 8-K, filed with the Commission on March 8, 2019 and May 1, 2019 in respect of its proposed acquisition of Celgene, and incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, have been prepared and presented in accordance with the rules and regulations of the Commission, and have been properly compiled on the bases described therein; the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(p)           Subject to the assumptions, limitations, qualifications and conditions set forth therein, the statements made in the Time of Sale Memorandum and the Final Memorandum under the heading “Material U.S. Federal Income Tax Considerations” insofar as they relate to matters of United States federal income tax law constitute a fair summary in all material respects of the matters so discussed.

(q)           The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. As of December 31, 2018, the Company’s internal control over financial reporting was effective. The Company is not aware of any material weaknesses in its internal control over financial reporting.

(r)          Since the date of the latest audited financial statements included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, other than as disclosed in the Time of Sale Memorandum and the Final Memorandum, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(s)         The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and, as of December 31, 2018, such disclosure controls and procedures were effective.

(t)         Except as described in the Time of Sale Memorandum and the Final Memorandum, to the Company’s knowledge, the Company and its Significant Subsidiaries each possesses or has the right to employ sufficient patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, software, systems or procedures), trademarks, service marks and trade names, inventions, computer programs, technical data and information (collectively, the “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted. Neither the Company nor any of its Significant Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the Intellectual Property Rights except as would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, whether or not arising from transactions in the ordinary course of business. Except as described in the Time of Sale Memorandum and the Final Memorandum, to the Company’s knowledge the use of the Intellectual Property Rights in connection with the business and operations of the Company and its subsidiaries does not infringe on the rights of any person, except as could not reasonably be expected to individually or in the aggregate result in a material adverse effect in the financial condition of the Company and its subsidiaries, taken as whole.

(u)         Except as otherwise disclosed in the Time of Sale Memorandum and the Final Memorandum, (i) the Company has not been notified of, and has no knowledge of any material security breach or other compromise of or relating to any of the Company’s information technology and computer systems, networks, hardware, software, data (including the data of its customers, employees, suppliers, vendors and any third party data maintained by or on behalf of the Company), equipment or technology (collectively, “IT Systems and Data”), except in the case of this clause (i) as would not, individually or in the aggregate, result in a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company; (ii) the Company is presently in compliance with applicable laws or statutes relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, expect as would not, individually or in the aggregate, have a result in a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company; and (iii) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

(v)          None of the Company, its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, each an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation or warranty) has (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities, (ii) made any General Solicitation that is not an Additional Written Offering Communication other than General Solicitations listed on Schedule II hereto or those made with the prior written notice of the Representatives, or (iii) offered, solicited offers to buy or sold the Securities in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. With respect to those Securities sold in reliance upon Regulation S, (i) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf (other than each Initial Purchaser, as to whom the Company makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(w)       The Company and its Affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Time of Sale Memorandum contains, and the Final Memorandum will contain the disclosure required by Rule 902. The Securities issued and delivered in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of the Securities Act and only upon certification of beneficial ownership of such Securities by non-U.S. persons or U.S. persons who purchased such Securities in transactions that were exempt from the registration requirements of the Securities Act.

(x)        It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”, which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(y)          [Reserved]

(z)        The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(aa)        The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(bb)       Other than as set forth in the Time of Sale Memorandum and the Final Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its Significant Subsidiaries is a party or of which any property of the Company or any of its Significant Subsidiaries is the subject which, if determined adversely, could reasonably be expected to have, individually or in the aggregate, either (a) material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries or (b) a material adverse effect on the performance of this Agreement, the Indenture, the Securities or the Registration Rights Agreement by the Company; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(cc)       Deloitte & Touche LLP, who has audited certain financial statements of the Company and its subsidiaries contained or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum and audited the Company’s internal control over financial reporting, is an independent registered public accounting firm as required by the Securities Act and the rules and regulations of the Commission thereunder.

(dd)        KPMG LLP, who has audited certain financial statements of Celgene and its subsidiaries contained or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum and audited Celgene’s internal control over financial reporting, is an independent registered public accounting firm as required by the Securities Act and the rules and regulations of the Commission thereunder.

(ee)         The Merger Agreement has been duly authorized, executed and delivered by the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited to bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

(ff)        Nothing has come to the attention of the Company that would cause it to believe that any of the representations and warranties (as qualified therein and taking into account the matters described in the disclosure schedules thereto) of Celgene set forth in the Merger Agreement is not true and correct in all material respects as of the date hereof, except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement).

The representations and warranties set forth in this Section 1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party pursuant to Section 8 hereto.

2.             Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth in Schedule I hereto opposite its name at a purchase price of (i) 99.800% of the principal amount of the Floating Rate Notes, (ii) 99.642% of the principal amount of the 2021 Notes, (iii) 99.750% of the principal amount of the 2022 Floating Rate Notes, (iv) 99.481% of the principal amount of the 2022 Fixed Rate Notes, (v) 99.262% of the principal amount of the 2024 Notes, (vi) 99.328% of the principal amount of the 2026 Notes, (vii) 98.725% of the principal amount of the 2029 Notes, (viii) 98.908% of the principal amount of the 2039 Notes and (ix) 98.283% of the principal amount of the 2049 Notes (collectively, the “Purchase Price”), plus accrued interest, if any, to the Closing Date.

3.           Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4.          Payment and Delivery. Payment for the Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on May 16, 2019, or at such other time on the same or such other date, not later than May 23, 2019, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.” Such delivery and payment shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 (or such other place as may be agreed to by the Company and Morgan Stanley & Co. LLC).

The Securities shall be in definitive form or global form, as specified by the Representatives, and registered in such names and in such denominations as the Representatives shall request in writing not later than one full business day prior to the Closing Date. The Securities shall be delivered to the Representatives on the Closing Date for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a condition to the obligations of the Initial Purchasers.

5.          Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Securities on the Closing Date are subject to the satisfaction or waiver, as determined by the Representatives in their sole discretion of the following conditions precedent on or prior to the Closing Date:

(a)         Other than any downgrade, notice of any intended or potential downgrading of, or any review for a possible change consisting of, a “one notch” downgrade by either of S&P Global Ratings (“S&P”) and/or Moody’s Investor Services (“Moody’s”) in (x) the rating accorded the Company or any of the securities of the Company or any of its subsidiaries or (y) the rating outlook for the Company, there shall not have occurred any downgrading, or notice of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change by S&P or Moody’s in (i) the rating accorded the Company or any of the securities of the Company or any of its subsidiaries or (ii) the rating outlook for the Company;

(b)        Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum provided to the prospective purchasers of the Securities that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.

(c)         The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an officer of the Company, to the effect set forth in Section 5(a) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(d)         The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Kirkland & Ellis LLP, outside counsel for the Company, dated the Closing Date, in form and substance satisfactory to the Initial Purchasers to the effect set forth in Exhibit A-1 and Exhibit A-2 hereto. Such opinion and negative assurance letter shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein. The Company intends and agrees that Kirkland & Ellis LLP is authorized to rely upon all of the representations made by the Company in this Agreement in connection with rendering its opinions pursuant to this subsection.

(e)         The Initial Purchasers shall have received on the Closing Date an opinion of the associate general counsel of the Company to the effect set forth in Exhibit B hereto.

(f)         The Initial Purchasers shall have received on the Closing Date an opinion of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, dated the Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers. The Company intends and agrees that Davis Polk & Wardwell LLP is authorized to rely upon all of the representations made by the Company in this Agreement in connection with rendering its opinions pursuant to this subsection.

(g)         On the date hereof and on the Closing Date, the Company shall have requested and caused Deloitte LLP and KPMG LLP to furnish to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, letters containing information of the type ordinarily included in accountants “comfort letters” to initial purchasers with respect to the financial statements and certain financial information with respect to the Company and Celgene, as applicable, included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, dated as of the date hereof and as of the Closing Date, respectively, in form and substance reasonably satisfactory to the Initial Purchasers, provided that each such letter shall use a “cut-off” date for the procedures referenced therein no earlier than two business days prior to the date of delivery.

6.             Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

(a)           To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

(b)           Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

(c)         To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.

(d)         If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a Subsequent Purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

(e)         If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a Subsequent Purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

(f)          To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(g)         Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company and any amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (ix) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make related to such resales.

(h)          Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(i)           To furnish you with any proposed General Solicitation to be made by the Company or on its behalf before its use, and not to make or use any proposed General Solicitation without your prior written consent.

(j)          While any of the Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(k)          [Reserved]

(l)            None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions requirement of Regulation S.

(m)       The Company will not, and will not permit any person that is an affiliate (as defined in Rule 144 under the Securities Act) at such time (or has been an affiliate within the three months preceding such time) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(n)          [Reserved]

(o)          [Reserved]

(p)         If Exchange Securities are required to be issued, following the issuance of Exchange Securities pursuant to an effective registration statement or the effectiveness of an applicable shelf registration statement and for so long as the Securities are outstanding if, in the judgment of the Initial Purchasers or any of their respective affiliates (as such term is defined in the Securities Act) that are required to deliver a prospectus in connection with market-making activities with respect to, the Securities, to periodically amend the applicable registration statement so that the information contained therein complies with the requirements of Section 10 of the Securities Act, to amend the applicable registration statement or supplement the related prospectus or the documents incorporated therein when necessary to reflect any material changes in the information provided therein so that the registration statement and the prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing as of the date the prospectus is so delivered, not misleading and to provide the Initial Purchasers with copies of each amendment or supplement filed and such other documents as the Initial Purchasers may reasonably request.

(q)          If required by the Indenture, promptly following the closing of the Merger, the Company shall cause Celgene to become a Guarantor of the Notes.

(r)          Promptly following the closing of the Merger, if Celgene is required to become a Guarantor under the terms of the Indenture, the Company shall cause Celgene to execute a joinder agreement (the “Joinder Agreement”) to the Registration Rights Agreement, at which time Celgene, without any further action by any person, shall become a party to the Registration Rights Agreement.

The Company also agrees that, without the prior written consent of the Representatives, on behalf of the Initial Purchasers, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company substantially similar to the Securities (other than the sale of the Securities under this Agreement and the New Bristol-Myers Exchange Notes offered pursuant to the Exchange Offers and, for the avoidance of doubt, issuances of commercial paper, to the extent considered securities).

7.             Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any General Solicitation, other than a permitted communication listed on Schedule II hereto, or those made with the prior written consent of the Company, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) it will sell such Securities in the United States only to persons that it reasonably believes to be QIBs, and (iii) in the case of offers outside the United States it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Transfer Restrictions”.

(b)          Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i)          such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii)            such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any such other material, in all cases at its own expense;

(iii)          the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

(iv)         such Initial Purchaser has offered the Securities and will offer and sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither such Initial Purchaser, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

(v)           such Initial Purchaser will comply with the selling restrictions as provided in the Final Memorandum under the caption “Plan of Distribution”.

(vi)          at or prior to confirmation of sales of the Securities, such Initial Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

(vii)         Terms used in this Section 7(b) have the meanings given to them by Regulation S.

8.             Indemnity and Contribution. (a) The Company will indemnify and hold harmless each Initial Purchaser, the directors, officers and employees of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, the Final Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission based upon any Initial Purchaser Information.

(b)         Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with respect to any Initial Purchaser Information.

(c)         Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, if the indemnified party has determined, in its reasonable judgment, that there may be one or more defenses available to the indemnified party which may be different from or additional to those available to the indemnifying party and that the existence of such different or additional defenses creates, in the reasonable judgment of such indemnified party, a conflict in connection with the joint representation of the indemnified party and the indemnifying party, then the indemnified party shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel for the indemnified party shall be paid by the indemnifying party; provided, however, that the indemnifying party shall only be obligated to pay the reasonable fees and expenses of a single law firm (and any reasonably necessary local counsel) employed by all of the indemnified parties unless any indemnified party has determined, in its reasonable judgment, that there may be one or more defenses available to it which may be different from or additional to those available to another indemnified party and that the existence of such different or additional defense creates, in its reasonable judgment, a conflict in connection with the joint representation of the indemnified parties, in which case the indemnifying party shall be obligated to pay the reasonable fees and expenses of a separate single law firm (and any reasonably necessary local counsel) employed by each such indemnified party to which such conflict relates. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (x) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party;

(d)         If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Securities to which such loss, claim, damage or liability (or action in respect thereof) relates; provided, however, that in no case shall any Initial Purchaser (except as may be provided in any agreement among initial purchasers relating to the offering of the Securities) be responsible for any amount in excess of the discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and such Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from such offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by such Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or such Initial Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Initial Purchasers in this subsection (d) to contribute are several in proportion to their respective obligations with respect to such Securities and not joint; and

(e)         The obligations of the Company under this Section 8 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act; and the obligations of the Initial Purchasers under this Section 8 shall be in addition to any liability which the respective Initial Purchasers may otherwise have and shall extend, upon the same terms and conditions, to (i) each director of the Company and (ii) each person, if any, who controls the Company within the meaning of the Securities Act.

9.           Termination. The Initial Purchasers may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States or with respect to the Clearstream or Euroclear systems in Europe; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis involving the United States; (v) any change in national or international financial, political or economic conditions, if the effect of any such event specified in clause (iv) or (v), in the judgment of the Representatives, makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.

10.         Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

(a) If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser or Initial Purchasers hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 10, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company and any non-defaulting Initial Purchaser for damages occasioned by its default hereunder.

(b) If this Agreement shall be terminated pursuant to Section 10(a) hereof, the Company shall not then be under any liability to any Initial Purchaser except as provided in Sections 6(g) and 8 hereof; but, if for any other reason Securities are not delivered by or on behalf of the Company as provided herein (other than the occurrence of any of the events described in clauses (ii) (solely to the extent that such event is not caused by conduct of the Company), (iii), (iv) or (v) of Section 9), the Company will reimburse the Initial Purchasers through the Representatives for all out-of-pocket expenses approved in writing by the Representatives, including fees and disbursements of counsel, reasonably incurred by the Initial Purchasers in making preparations for the purchase, sale and delivery of such Securities, but the Company shall then be under no further liability to any Initial Purchaser with respect to such Securities except as provided in Sections 6(g) and 8 hereof.

11.         Entire Agreement. (a) This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto (including any engagement letters entered into between the Company and any of the Initial Purchasers). This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this Agreement.

(b)         The Company acknowledges that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arms-length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Initial Purchasers owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any, and (iii) the Initial Purchasers may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12.         Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)        In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 12, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

13.         Contractual Recognition of Bail-In. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Company and the Representatives, the Company acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)         the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any of the Initial Purchasers to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)            the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)           the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of an Initial Purchaser or another person, and the issue to or conferral on the Company of such shares, securities or obligations;

(iii)          the cancellation of the BRRD Liability;

(iv)          the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b)            the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(c)           For the purposes of this Section 13:

(i)           “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

(ii)           “Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation;

(iii)          “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

(iv)          “BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised;

(v)           “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499 (or any such successor webpage); and

(vi)          “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to a particular Initial Purchaser.

14.        Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

15.         Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.         Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

17.        Waiver of Jury Trial. The Company and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.           Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

19.           Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

20.           Notices. All communications hereunder shall be in writing and effective only upon receipt and (i) if to the Initial Purchasers shall be delivered, mailed or sent to you in care of:

(a)            Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, NY 10036, Attention: Investment Banking Division;

(b)           Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration;

(c)           Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010, Attention: IBCM-Legal; and

(d)           Wells Fargo Securities, LLC, 550 South Tryon Street, Charlotte, NC 28202, Attention: Transaction Management;

and (ii) if to the Company shall be delivered, mailed or sent to Bristol-Myers Squibb Company, 430 East 29th Street, 14th Floor, New York, New York 10016, Fax: (212) 605-9622 Attention: Corporation Secretary.

21.           Disclosure Authorization. The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, without the Initial Purchasers imposing any limitation of any kind.

[Signature Pages Follow]

Very truly yours,

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Jeffrey Galik
	Name:	Jeffrey Galik
	Title:	Senior Vice President and Treasurer

Signature Page to Purchase Agreement

Accepted as of the date hereof

Morgan Stanley & Co. LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

Acting severally on behalf of themselves and the several Initial Purchasers named in Schedule I hereto.

By:	Morgan Stanley & Co. LLC

By:	/s/ Ian Drewe
	Name:	Ian Drewe
	Title:	Executive Director

By:	Barclays Capital Inc.

By:	/s/ James Gutow
	Name:	James Gutow
	Title:	Managing Director

By:	Credit Suisse Securities (USA) LLC

By:	/s/ Christopher Murphy
	Name:	Christopher Murphy
	Title:	Managing Director

By:	Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Director

Signature Page to Purchase Agreement

Schedule I

Initial Purchaser	Principal Amount of Senior Floating Rate Notes due 2020 to be Purchased	Principal Amount of 2.550% Senior Notes due 2021 to be Purchased	Principal Amount of Senior Floating Rate Notes due 2022 to be Purchased	Principal Amount of 2.600% Senior Notes due 2022 to be Purchased	Principal Amount of 2.900% Senior Notes due 2024 to be Purchased	Principal Amount of 3.200% Senior Notes due 2026 to be Purchased	Principal Amount of 3.400% Senior Notes due 2029 to be Purchased	Principal Amount of 4.125% Senior Notes due 2039 to be Purchased	Principal Amount of 4.250% Senior Notes due 2049 to be Purchased

Morgan Stanley & Co. LLC	$187,500,000	$250,000,000	$125,000,000	$375,000,000	$812,500,000	$562,500,000	$1,000,000,000	$500,000,000	$937,500,000
MUFG Securities Americas Inc.	75,000,000	100,000,000	50,000,000	150,000,000	325,000,000	225,000,000	400,000,000	200,000,000	375,000,000
Barclays Capital Inc.	66,600,000	88,800,000	44,400,000	133,200,000	288,600,000	199,800,000	355,200,000	177,600,000	333,000,000
Credit Suisse Securities (USA) LLC	66,600,000	88,800,000	44,400,000	133,200,000	288,600,000	199,800,000	355,200,000	177,600,000	333,000,000
Wells Fargo Securities, LLC	66,600,000	88,800,000	44,400,000	133,200,000	288,600,000	199,800,000	355,200,000	177,600,000	333,000,000
BNP Paribas Securities Corp.	40,200,000	53,600,000	26,800,000	80,400,000	174,200,000	120,600,000	214,400,000	107,200,000	201,000,000
Deutsche Bank Securities Inc.	40,200,000	53,600,000	26,800,000	80,400,000	174,200,000	120,600,000	214,400,000	107,200,000	201,000,000
HSBC Securities (USA) Inc.	40,200,000	53,600,000	26,800,000	80,400,000	174,200,000	120,600,000	214,400,000	107,200,000	201,000,000
Mizuho Securities USA LLC	40,200,000	53,600,000	26,800,000	80,400,000	174,200,000	120,600,000	214,400,000	107,200,000	201,000,000
SMBC Nikko Securities America, Inc.	40,200,000	53,600,000	26,800,000	80,400,000	174,200,000	120,600,000	214,400,000	107,200,000	201,000,000
SG Americas Securities, LLC	18,750,000	25,000,000	12,500,000	37,500,000	81,250,000	56,250,000	100,000,000	50,000,000	93,750,000
Standard Chartered Bank	18,750,000	25,000,000	12,500,000	37,500,000	81,250,000	56,250,000	100,000,000	50,000,000	93,750,000
U.S. Bancorp Investments, Inc.	18,750,000	25,000,000	12,500,000	37,500,000	81,250,000	56,250,000	100,000,000	50,000,000	93,750,000
BNY Mellon Capital Markets, LLC	5,475,000	7,300,000	3,650,000	10,950,000	23,725,000	16,425,000	29,200,000	14,600,000	27,375,000
PNC Capital Markets LLC	5,475,000	7,300,000	3,650,000	10,950,000	23,725,000	16,425,000	29,200,000	14,600,000	27,375,000
Santander Investment Securities Inc.	5,475,000	7,300,000	3,650,000	10,950,000	23,725,000	16,425,000	29,200,000	14,600,000	27,375,000
Scotia Capital (USA) Inc.	5,475,000	7,300,000	3,650,000	10,950,000	23,725,000	16,425,000	29,200,000	14,600,000	27,375,000
The Williams Capital Group, L.P.	2,550,000	3,400,000	1,700,000	5,100,000	11,050,000	7,650,000	13,600,000	6,800,000	12,750,000
Academy Securities, Inc.	750,000	1,000,000	500,000	1,500,000	3,250,000	2,250,000	4,000,000	2,000,000	3,750,000
Blaylock Van, LLC	750,000	1,000,000	500,000	1,500,000	3,250,000	2,250,000	4,000,000	2,000,000	3,750,000
CastleOak Securities, L.P.	750,000	1,000,000	500,000	1,500,000	3,250,000	2,250,000	4,000,000	2,000,000	3,750,000
Drexel Hamilton, LLC	750,000	1,000,000	500,000	1,500,000	3,250,000	2,250,000	4,000,000	2,000,000	3,750,000
Great Pacific Securities	750,000	1,000,000	500,000	1,500,000	3,250,000	2,250,000	4,000,000	2,000,000	3,750,000
MFR Securities, Inc.	750,000	1,000,000	500,000	1,500,000	3,250,000	2,250,000	4,000,000	2,000,000	3,750,000
Mischler Financial Group, Inc.	750,000	1,000,000	500,000	1,500,000	3,250,000	2,250,000	4,000,000	2,000,000	3,750,000
Samuel A. Ramirez & Company, Inc.	750,000	1,000,000	500,000	1,500,000	3,250,000	2,250,000	4,000,000	2,000,000	3,750,000
Total	$750,000,000	$1,000,000,000	$500,000,000	$1,500,000,000	$3,250,000,000	$2,250,000,000	$4,000,000,000	$2,000,000,000	$3,750,000,000

I-1

Schedule II

Permitted Communications

Time of Sale Information

Pricing Term Sheet dated May 7, 2019, attached as Annex I hereto.

Supplemental Marketing Material

Each electronic “road show” as defined in Rule 433(h) furnished to the Initial Purchasers prior to use that the Initial Purchasers and Company have agreed may be used in connection with the offering of the Securities

Permitted General Solicitations other than Permitted Additional Written Offering Communications set forth above

None

II-1